REGISTRATION AND DISPOSITION AGREEMENT

                            JWGenesis Financial Corp.
                            980 North Federal Highway
                                    Suite 310
                            Boca Raton, Florida 33432



                                                                  August 3, 1999



                     REGISTRATION AND DISPOSITION AGREEMENT


W T Investments, Inc.
1100 N. Market Street
Wilmington, Delaware  19890

SIOBAIN - VI LTD.
1100 N. Market Street
Wilmington, Delaware  19890

Attention:  Ted Cecala

      RE: AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT (THE "WARRANT"), WITH RESPECT TO UP TO 400,000 SHARES OF THE COMMON STOCK, $.001 PAR VALUE PER SHARE (THE "WARRANT"), OF JWGENESIS FINANCIAL CORP.

Gentlemen:

      For purposes of this letter, "you" refers to either or both of W T Investments, Inc. and SIOBAIN - VI LTD, as their respective interests may exist or appear with respect to the Warrant at the subject time.

      This Registration and Disposition Agreement (the "Agreement") confirms arrangements whereby (1) we agree to register the resale by you or other Initial Holders thereof (as defined below) of the Warrant Shares following the issuance thereof, and (2) you agree to limit the amount of Warrant Shares sold by you in the public market during a prescribed period of time, as follows:

      1.  REQUIRED  REGISTRATION.

      As you know, the Company earlier filed a registration statement on Form S-1, Commission File No. 333-75447 (the "Resale S-1"), with respect to a registration obligation it owed to other persons, and the Company included your


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Warrant Shares as part of that registration. The Resale S-1 went stale and could no longer be used, and the Company subsequently filed a post-effective amendment on Form S-3 (the "S-3 Amendment") to amend the Resale S-1. Because of intervening events, however, the Company might be relieved of its obligation to those other persons to seek effectiveness of the S-3 Amendment, in which event the Company also would not be required to register the Warrant Shares at this time.

      However, in consideration of your agreement in paragraph 2 below, the Company hereby agrees that, whether or not it is otherwise obligated to other parties to do so, the Company shall use its reasonable best efforts to cause the S-3 Amendment covering the resale by you and, if permitted under applicable rules of the Securities and Exchange Commission (the "Commission), the issuance to you, of all of the Warrant Shares to become effective as soon as reasonably practicable, and to keep the S-3 Amendment effective until the date that is the earliest of (i) the date on which all of the Warrant Shares have been sold under the Securities Act of 1933, as amended (the "Act"), (ii) the date on which all of the Warrant Shares (in the reasonable opinion of counsel to the Company) may be sold to the public without registration under the Act and without restriction as to the number of Warrant Shares to be sold, whether pursuant to Rule 144 under the Act or otherwise, and (iii) the date upon which the S-3 Amendment has been effective (and the prospectus included therein available for use) for a total of twelve (12) months (the "Registration Period"). The Company further agrees that, during the Registration Period and thereafter, your piggyback registration rights under the Warrant shall continue in accordance with its terms.

      We agree that the terms and conditions otherwise applicable under the Warrant with respect to your piggyback registration rights (as well as the provision with respect to notices) shall apply in connection with the Company's obligations and your rights herein with respect to the S-3 Amendment, except that you shall not be subject to any cut-back or other reduction in the number of Warrant Shares to be covered by the S-3 Amendment.

      2. DISPOSITION OF WARRANT SHARES. You hereby agree that, in consideration for the Company's agreement in paragraph 1, you will not sell, offer to sell, or otherwise dispose of, directly or indirectly, into the public trading market more than an aggregate of 25,000 Warrant Shares during any consecutive five (5) day trading period during the twelve (12) months following the date of this Agreement, without the prior written consent of the Company; provided that, (a) sales in an underwritten offering and (b) prearranged transactions involving the sales of "blocks" of Warrant Shares, executed in accordance with Rule 24 of the American Stock Exchange LLC General and Floor Rules (or similar rules or regulations of other securities exchanges upon which the Company's Common Stock is then traded) shall not be subject to the restrictions set forth above. For purposes of this Agreement, a "block" shall consist of 10,000 or more Warrant Shares. You agree to enforce this Agreement with respect to any and all persons to whom you may transfer the Warrant or all or a portion of the Warrant Shares (each an "Initial Holder"), and you agree to notify the Company in advance of any such proposed transfer and to provide to the Company, upon its request, written evidence that any such transferee acknowledges and agrees to be bound hereby.


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      You also  acknowledge  and agree that,  in order to  facilitate  the terms hereof, a copy of this Agreement may be delivered to American Stock Transfer and Trust Company, who is the transfer agent for the Company's common stock, along with "stop transfer" instructions with respect to any request by you or other Initial Holders or transferees for a transfer relating to more than 25,000 Warrants Shares during any period as provided above.

      3. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties, whether or not so expressed. Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

      This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to conflict of laws rules thereof.

      Please confirm your agreement to and acceptance of this Agreement by countersigning and delivering to the Company the enclosed counterpart of this Agreement, whereupon this Agreement shall be binding on both of us.

                              Very truly yours,

                              JWGENESIS FINANCIAL CORP.



                              By: /s/ Joel E. Marks
                                  ------------------------------
                                  Joel E. Marks
                                  Vice Chairman and Chief Operating Officer

AGREED TO AND ACCEPTED,
as of the date first above-written:



W T INVESTMENTS, INC.


By:  /s/ Ted T. Cecala
     ------------------------

SIOBAIN - VI LTD.

By:  /s/ Edmond B. Coverdale
     ------------------------